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Exhibit 11 - Computation of Earnings Per Common Share


                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES

                    Computation of Earnings Per Common Share
                  (Dollars in thousands, except per-share data)
                                   (Unaudited)

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

Computation of Basic Earnings Per Common                           Three Months Ended                  Nine Months Ended
 Share for Statements of Operations:                                  September 30,                       September 30,
------------------------------------------                 ------------------------------     ------------------------------
                                                                1999              1998              1999              1998
                                                                ----              ----              ----              ----
Net income                                                 $    42,760       $    36,581       $   121,089       $   116,675
                                                           ===========       ===========       ===========       ===========
Weighted average common shares outstanding                  82,069,575        87,133,594        82,766,220        89,157,432
                                                           ===========       ===========       ===========       ===========
Basic earnings per common share                            $       .52       $       .42       $      1.46       $      1.31
                                                           ===========       ===========       ===========       ===========

Computation of Diluted Earnings Per Common
   Share for Statements of Operations:
-------------------------------------------

Net income                                                 $    42,760       $    36,581       $   121,089       $   116,675
                                                           ===========       ===========       ===========       ===========
Weighted average number of common shares outstanding
    adjusted for effect of dilutive securities:
       Weighted average common shares
           outstanding used in basic earnings
           per common share calculation                     82,069,575        87,133,594        82,766,220        89,157,432
       Net dilutive effect of:
           Stock option plans                                  167,493           329,634           179,961           359,546
           Restricted stock plans                              514,379           510,015           415,581           503,458
                                                           -----------       -----------       -----------       -----------
                                                            82,751,447        87,973,243        83,361,762        90,020,436
                                                           ===========       ===========       ===========       ===========

Diluted earnings per common share                          $       .52       $       .42       $      1.45       $      1.30
                                                           ===========       ===========       ===========       ===========
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